Exhibit (a)(1)(H)

Subject: REMINDER - Orexigen Therapeutics, Inc. Offer to Exchange Certain Outstanding Stock Options for New Stock Options

To: Eligible Optionholders

Date:

This email is intended to serve as a reminder that we are nearing the expiration of Orexigen Therapeutics, Inc.’s (“Orexigen” or the “Company”) Offer to Exchange Certain Outstanding Stock Options for New Options (referred to as the “Offer to Exchange” or the “Exchange Offer”). The offer and withdrawal rights will remain open until 9:00 p.m., U.S. Pacific Time, on Friday, July 22, 2011, unless the Exchange Offer is extended. The submission of all Election Forms and/or Notice of Withdrawal forms must be made by the deadline noted above, or the Expiration Date if the expiration of the Offer is extended. We cannot accept late submissions.

If you have any questions about the Offer to Exchange, you can contact me at:

Cara McGrath, Associate General Counsel

Orexigen Therapeutics, Inc.

3344 N. Torrey Pines Ct., Suite 200

La Jolla, CA 92037

Phone: (858) 875-8610

E-Mail: cmcgrath@orexigen.com

This notice also does not constitute an Offer to Exchange. The full terms of the Exchange Offer are described in the Schedule TO and accompanying documents which you may access on our website at www.orexigen.com or through the SEC website at www.sec.gov.